UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2017

Wound Management Technologies, Inc.
(Exact name of registrant as specified in its charter)

Texas	000-11808	59-2219994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Summit Avenue, Suite 414 Fort Worth, Texas (Address of principal executive offices)	76102 (zip code)
Registrant’s telephone number, including area code: (817) 529-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On October 10, 2017, Wound Management Technologies, Inc. (the “Company”) and Evolution Venture Partners LLC (“EVP”) entered into a termination agreement (the “Termination Agreement”) terminating, effective as of September 29, 2017, that certain letter agreement dated April 26, 2016, (the “Agreement”), by and between the Company, EVP, and Middlebury Securities, LLC (“Middlebury”). Middlebury terminated its charter on or about July 27, 2016, and therefore is not a party to the Termination Agreement.

The Agreement had an initial term of one year (with an automatic six-month renewal term) and provided for:
· A $60,000 consulting fee payable upon execution of the Agreement, refundable only upon cancellation of the Agreement by EVP during the initial one-year term.
· A success fee in an amount equal to 5% of the transaction value of any strategic transaction.
· A selling fee equal to 3% of the gross proceeds of any debt financing transaction or 5% of the gross proceeds of any equity financing transaction.
· The issuance to EVP of a warrant (the “Warrant”) for the purchase of 60,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at an exercise price of $0.12 per share.

As of this date, there are no Financing Transactions or Strategic Transactions (as defined in the Agreement) being considered by the Company and no such transactions have occurred.

Pursuant to the Termination Agreement, EVP has agreed to cancel the Warrant in exchange for the Company’s issuance to EVP of 750,000 shares of Common Stock (the “Shares”).

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 1.02 above is incorporated by reference into this Item 3.02.

The Company relied on the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the issuance of the Shares. The Shares have not been registered under the Securities Act, or state securities laws, and may not be offered or sold in the United States without either being first registered or otherwise exempt from registration in any further resale or disposition.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1
Termination Agreement effective September 29, 2017, by and between the Company and Evolution Venture Partners LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wound Management Technologies, Inc.
Date: October 11, 2017
/s/ Michael Carmena
	By:	Michael Carmena
	Title:	Chief Financial Officer